Exhibit 99.2

10X Capital Venture Acquisition Corp. II Announces

Closing of $200 Million Initial Public Offering

New York, NY – August 13, 2021 – 10X Capital Venture Acquisition Corp. II (Nasdaq: VCXAU) (the “Company”) today announced that it closed its initial public offering of 20,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200,000,000.

The units are listed on the Nasdaq Stock Market (“Nasdaq”) and commenced trading under the ticker symbol “VXCAU” on August 11, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “VCXA” and “VCXAW,” respectively.

10X Capital Venture Acquisition Corp. II is a blank-check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on identifying high growth technology and tech-enabled businesses domestically and abroad in the consumer internet, ecommerce, software, healthcare, transportation / mobility and financial services industries, as well as other industries which are being disrupted by advances in technology and on technology paradigms including artificial intelligence, automation, data science, ecommerce and Software-as-a-Service.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $200,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of August 13, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the SEC on August 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Max Staedtler

10X Capital

One World Trade Center, 85th Floor

New York, NY 10007

(212) 257-0069

max@10xcapital.com